Exhibit 99.1

News Release

Contact:	Investors: Michael Grant—Managing Director, Investor Relations—(615) 263-6957 Media: Steve Owen – Vice President, Communications—(615) 263-3107

CORECIVIC APPOINTS DAWN SMITH, STACEY TANK, AND NINA TRAN TO ITS

BOARD OF DIRECTORS

Brentwood, Tenn. – March 7, 2025 – CoreCivic, Inc. (NYSE: CXW) (CoreCivic or the Company) announced today that, effective March 17, 2025, Dawn Smith, Stacey Tank, and Nina Tran will be appointed as independent members of the Company’s Board of Directors (the Board), expanding the Board from eleven to fourteen directors, thirteen of whom have been determined by the Board to be independent. CoreCivic’s new board members are expected to join various board committees in the future.

Additionally, on March 7, 2025, Robert Dennis notified the Company of his intent not to stand for re-election as a member of the Board at the Company’s 2025 Annual Meeting of Stockholders (the Annual Meeting). The Company previously announced on February 27, 2025, that Anne L. Mariucci also notified the Company of her intent not to stand for re-election as a member of the Board at the Annual Meeting. Ms. Mariucci and Mr. Dennis will serve their remaining terms and will resign from the Board, including from service on the Board’s various committees, at the Annual Meeting. The size of the Board will be reduced to twelve at the Annual Meeting.

“We are excited to have Dawn, Stacey, and Nina join our Board,” said Damon Hininger, CoreCivic’s Chief Executive Officer. “Each brings unique skills and vision to our Board. Dawn has a deep background in corporate law, operational leadership and information technology. Stacey holds executive leadership positions in both commercial and non-profit entities, and has leadership experience at large publicly-traded companies. Nina brings decades of financial and accounting expertise and executive leadership with a focus on real estate.”

“We are also extremely grateful for the valuable contributions and long service of our board members, Anne Mariucci and Bob Dennis, who have been on CoreCivic’s board for 13 years and 12 years, respectively. We believe the Company truly is better for their counsel through many transformational years, and we wish them well.”

S. Dawn Smith, 61, serves as President of Cologix, Inc. (Cologix) since August 2018 and was formerly its President and Chief Operating Officer. At Cologix, she has responsibility for driving all aspects of design, construction, engineering, and operations of the firm’s extensive infrastructure of secure, hyperscale edge data center sites and solutions. Additionally, Ms. Smith is responsible for the IT, legal, HR and procurement functions at Cologix. She previously served as the executive vice president and chief legal officer of McAfee, where she led the legal and government relations organization globally. Prior to McAfee, Ms. Smith was the senior vice president and chief legal officer at VMware. She previously served in legal advisory roles at Wilson Sonsini Goodrich & Rosati and as a partner at Morrison & Foerster LLP, where she practiced for nearly a decade in corporate and securities law, including mergers and acquisitions, public company corporate governance, compliance, and venture capital transactions. Also, Ms. Smith served in the U.S. Navy’s nuclear propulsion program which manages the design, construction, and operation of nuclear-powered ships and facilities. She currently serves on the board of directors of Health Catalyst, Inc. Ms. Smith holds a B.S. from the U.S. Naval Academy, an M.B.A. from Providence College, and a J.D. from Stanford Law School.

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

Stacey Tank, 43, currently serves as Chief Executive Officer of Bespoke Beauty Brands, a role she has held since September 2023. Additionally, Ms. Tank is a Board Member at Interior Logic Group, Inc., where she serves on the Audit and Compliance committees. Previously, Ms. Tank served as Chief Transformation Officer of the Heineken Company and at The Home Depot, her responsibilities included leading the multi-billion-dollar Home Depot Installation Services and Home Depot Measurement Services businesses. She also served as President of The Home Depot Foundation. Ms. Tank is the Founder and CEO of Our Happy Place, a non-profit focused on childhood mental wellness. Ms. Tank is a fellow at the Aspen Institute and the World Economic Forum and holds a Bachelor of Science in Marketing Management and Television-Radio-Film from Syracuse University.

Nina A. Tran, 56, currently serves as a board member of American Asset Trust, a publicly-traded real estate investment trust (REIT) where she also serves on the Audit and Corporate Governance and Nominations Committee. Ms. Tran also currently serves as a director and is the audit committee chairperson of both Compass Datacenters and Catalyst Impact Fund. Currently, Ms. Tran is an advisor to Roofstock, Inc., a leading proptech platform for single-family rental investors. From March 2021 until December 2022, Ms. Tran served as the chief financial officer for Pacaso, a real estate technology company focused on second home co-ownership. From 2016 to 2021, Ms. Tran was the chief financial officer at Veritas Investments, Inc., an owner and manager of mixed-use real estate properties. From 2013 to 2016, Ms. Tran served as the chief financial officer of Starwood Waypoint Residential Trust, a leading publicly-traded REIT that owns and operates single-family rental homes. Prior to joining Starwood Waypoint, Ms. Tran spent 18 years at Prologis, Inc., the largest publicly-traded global industrial REIT. Ms. Tran served as senior vice president and chief accounting officer, and most recently as chief global process officer, where she helped lead the merger integration between AMB and Prologis. Prior to Prologis, Ms. Tran was a senior associate with PricewaterhouseCoopers. From 2016 to 2024, Ms. Tran served on the board of directors and was the audit committee chairperson of Apartment Income REIT before the company was taken private. Ms. Tran also previously served on the advisory board of the Asian Pacific Fund. Ms. Tran holds a Bachelor of Science degree in Accounting at California State University East Bay.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and believe we are the largest private owner of real estate used by government agencies in the United States. We have been a flexible and dependable partner for government for more than 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

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